Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-3 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated February 24, 2017, with respect to the consolidated financial statements of Advanced Disposal Services, Inc. included in its Annual Report (Form 10-K) and incorporated by reference in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-217875) and related Prospectus of Advanced Disposal Services, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

Certified Public Accountants

Jacksonville, FL

May 17, 2017